FOR IMMEDIATE RELEASE
                                                                       Contacts:
                                                                       Joe Hodas
                                                                    720-374-4504
                                                          jhodas@flyfrontier.com

Frontier Airlines To Announce Final Payment on U.S. Government Guaranteed Loan

              $70 Million Loan Helped Frontier Stabilize, Grow and
                         Succeed During Post-9/11 Period

DENVER (Dec. 22, 2003) - Frontier Airlines (NASDQ: FRNT) will announce today that it has become the first airline in America to repay in full its post-9/11 U.S.
government guaranteed loan.  In a ceremony to be held today at 1:30 p.m. MST at
Frontier headquarters, Frontier CEO and President Jeff Potter will present an oversized check for $11.6 million to several members of the Colorado Congressional delegation.  The check represents the current outstanding balance of the $70 million commercial loan facility made available to Frontier Airlines primarily based on a loan guaranty from the Air Transportation Stabilization Board (ATSB).

The press conference will be held with Senator Wayne Allard, Congresswoman Diana
DeGette, and Congressman Bob Beauprez.

The press conference will be held Monday, December 22, 2003 at Frontier Headquarters
(7001 Tower Road) beginning at 1:30 p.m. MST.

"The employees and the loyal customers of Frontier Airlines are grateful to the U.S.
taxpayers for this temporary financial assistance," Jeff Potter said.  "This loan helped us to weather the challenges following September 11, 2001 as well as the impacts of a stagnant national economy. The loan, along with our employee's dedication and motivation, has helped Frontier continue its growth and return to profitability and we are happy to be the first airline in America to repay this important loan."

Following the terrorist attacks on September 11, 2001, Congress passed the Air
Transportation Safety and System Stabilization Act which, among other things, provided $10 billion in federal loan guarantees and credits for airlines that were impacted by the attacks.

Frontier applied for the loan guaranty in June 2002 and received conditional approval on Nov. 5, 2002.  On Feb. 14, 2003, Frontier closed on and received the proceeds from the $70 million term loan, of which $63 million was guaranteed by the Air Transportation Stabilization Board (ATSB), with smaller portions guaranteed by other parties.  The loan was provided by WestLB, a large European bank, with additional participation by Wells Fargo Bank, N.A.  Frontier made a required loan prepayment of $10 million in July 2003 as a result of its receipt of a federal tax refund and a second loan prepayment of $48.6 million in September 2003 as a result of the company's common stock offering in September 2003.

"The events of September 11 and its aftershocks had a debilitating effect on the
capital markets," Potter said.   "At the time, we were in the midst of our fleet
transition plan, and access to capital was a critical success factor. Obtaining approval for this government backed loan helped to ensure that we could continue our business strategy, bring competitive air travel options to more communities and preserve competition in the aviation industry."

"This is an important day for Frontier Airlines, for air travel in Colorado and for the taxpayers of the United States," said Rep. Diana DeGette (D-CO).  "Everyone at Frontier Airlines should be proud of being the first airline in the nation to pay off its federal loan. It is a testament to the current and future success of the airline and all of its employees."

About Frontier
Currently in its tenth year of operations, Denver-based Frontier Airlines is the second largest jet service carrier at Denver International Airport with a fleet of 39 aircraft and employing approximately 3,800 aviation professionals. Frontier, in conjunction with Frontier JetExpress operated by Mesa Air Group ("Mesa"), operates routes linking our Denver hub to 37 cities in 22 states spanning the nation from coast-to-coast and to four cities in Mexico. Frontier's maintenance and engineering department has received the Federal Aviation Administration's highest award, the Diamond Certificate of Excellence, in recognition of 100 percent of its maintenance and engineering employees completing advanced aircraft maintenance training programs, for four consecutive years. In August 2003, Frontier ranked as one of the "Top 10 Domestic Airlines" as determined by readers of Travel & Leisure magazine. Frontier provides capacity information and other operating statistics on its Web site, which may be viewed at WWW.FRONTIERAIRLINES.COM.